Exhibit 99.1
MAGELLAN ANNOUNCES COMPLETION
OF $10 MILLION STRATEGIC INVESTMENT
     PORTLAND, Maine, July 9, 2009 — Magellan Petroleum Corporation (NASDAQ: MPET) (ASX: MGN) today announced that it has completed the previously announced equity investment in the Company by the Company’s strategic investor, Young Energy Prize S.A. (“YEP”), through the issuance to YEP of 8,695,652 shares of the Company’s common stock, $0.01 par value per share (the “Common Stock”) and warrants to acquire an additional 4,347,826 shares of Common Stock (the “Warrants”). The Company received gross proceeds of $10 million, which will be used for general corporate and working capital purposes.
On May 27, 2009 the Company’s Board of Directors amended the Company’s Bylaws to increase the size of the Board of Directors to seven (7) members and to fill two vacancies created thereby with the Investor’s two designees, Nikolay Bogachev and J. Thomas Wilson, subject to the completion of the investment transaction. With the completion of the investment today, the elections of each of Messrs. Bogachev and Wilson to the Board have become effective. Messrs. Bogachev and Wilson were added to the class of directors whose terms expire in 2011.
The Warrants entitle YEP to purchase an additional 4,347,826 shares of the Company’s Common Stock (the “Warrant Shares”) at an exercise price of $1.20 per Warrant Share, subject to certain adjustments. In addition, the Company has granted to YEP certain registration rights with respect to the shares sold at the Closing and the Warrant Shares.
In connection with the Closing, the Company intends to file an amendment to its Restated Certificate of Incorporation with the Delaware Secretary of State implementing the repeal of the per capita voting provisions of Article 12th and Article 14th thereof and the repeal of the super-majority voting requirements of Article 13th thereof. These amendments, and certain related amendments to the Company’s Bylaws, will become effective as of December 31, 2009.
Magellan’s President and Chief Executive Officer, William H. Hastings said, “We are very pleased to announce our successful completion of the YEP investment particularly in current market conditions. This financing will further enhance the Company’s financial position as we seek to pursue our strategic objectives: the sale of our existing, but uncommitted, natural gas reserves, the operational reorganization of our producing fields in the Amadeus Basin to improve efficiencies and reduce expenses and the pursuit of undervalued reserves in the Australia energy marketplace.”
Walter McCann, Magellan’s Chairman of the Board, stated, “YEP’s investment in Magellan represents the beginning of a new chapter in the Company’s history. We believe the closing of YEP’s investment demonstrates a vote of confidence in Magellan and its strategic plan. The entire Board looks forward to working with Nikolay Bogachev and Tom Wilson in the future as we pursue our stated objectives to grow the Company and increase value for our shareholders.”
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For further information, please contact:
William H. Hastings, President and CEO of Magellan, at (207) 776-5616
Daniel J. Samela, Chief Financial Officer of Magellan, at (860) 293-2006
About Magellan
Magellan’s common stock is quoted on the NASDAQ Capital Market (symbol: MPET) and on the Australian Stock Exchange in the form of CDI’s (symbol: MGN). The Company is engaged in the sale of oil and gas resulting from the exploration for and development of oil and gas reserves. Magellan’s most significant asset is its 100% equity ownership interest in Magellan Petroleum Australia Limited (“MPAL”). Headquartered in Brisbane, Australia, MPAL is engaged in the sale of oil and gas resulting from the exploration for and development of oil and gas reserves. MPAL’s oil and gas production assets are principally located in the Amadeus Basin of the Northern Territory in Australia, where MPAL operates the Palm Valley gas field. Other reserves and prospects are located elsewhere in Australia and the United Kingdom.
About YEP
YEP was founded in 2007 by recognized entrepreneur Nikolay V. Bogachev, who has had partnerships with Enterprise Oil (now Shell), Marathon Oil, and other major oil companies in developing earlier investments. YEP is building a portfolio of energy investments worldwide with current efforts within the Western United States, in West Africa, and now, in Australia.
Forward Looking Statements
Statements in this release which are not historical in nature are intended to be, and are hereby identified as, forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. These statements about Magellan and MPAL may relate to their businesses and prospects, revenues, expenses, operating cash flows, and other matters that involve a number of uncertainties that may cause actual results to differ materially from expectations. Among these risks and uncertainties are pricing and production levels from the properties in which Magellan and MPAL have interests, the extent of the recoverable reserves at those properties, the future outcome of the negotiations for gas sales contracts for the remaining uncontracted reserves at both the Mereenie and Palm Valley gas fields in the Amadeus Basin, including the likelihood of success of other potential suppliers of gas to the current customers of Mereenie and Palm Valley production. In addition, MPAL has a large number of exploration permits and faces the risk that any wells drilled may fail to encounter hydrocarbons in commercially recoverable quantities. Any forward-looking information provided in this release should be considered with these factors in mind. Magellan assumes no obligation to update any forward-looking statements contained in this release, whether as a result of new information, future events or otherwise.